Exhibit 99.1

Lulus Reports Third Quarter 2024 Results

Significant Sequential Quarterly Net Revenue Comp Improvement with Q3 Reaching Negative Low Single Digits

Updated Outlook for Q4 and Fiscal Year 2024

CHICO, Calif., November 13, 2024 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the third quarter ended September 29, 2024.

Crystal Landsem, CEO of Lulus, said:

“Third quarter net revenue came in ahead of our outlook, driven by record growth in special occasion and bridesmaid dress categories, boosting overall dress sales and reinforcing our strength in event apparel. This gain was offset by continued softness in our casual wear business, which we are strategically reevaluating to better align with our core focus on event attire.  As a result, we took a proactive approach to inventory management, leveraging markdowns and promotions to end the quarter with a 7% decline in inventory, outpacing our 3% decline in net revenue. While these actions weighed on gross margins, they support our efforts to sustain demand and drive top line growth.

To that end, our ongoing strategic initiatives and cost reduction efforts are firmly in place and we are working towards securing more flexible, longer term options in place of our existing revolving credit facility to support the near term financial flexibility and long-term growth of Lulus. We remain confident in our brand, the opportunities ahead, and the value we deliver to our customers, and are committed to building a strong foundation for sustainable growth.”

Third Quarter 2024 Highlights:

●	Net revenue of $80.5 million, a decrease of 3% compared to $83.1 million in the same period last year, driven by a 3% decrease in Total Orders Placed and a 2% decrease in Average Order Value (“AOV”) from $133 to $131, offset by reduced return rates.
●	Active Customers of 2.7 million, a decrease of 10% compared to 3.0 million in the same period last year and flat compared to the second quarter of 2024.
●	Gross profit decreased 9% to $30.6 million and Gross Margin decreased 220 basis points to 38.1%, in each case compared to the same period last year.
●	Net loss of $6.9 million, compared to $3.9 million in the same period last year.
●	Adjusted EBITDA* of ($3.6) million, compared to $1.0 million in the same period last year.
●	Net cash used in operating activities of $5.5 million, compared to net cash provided by operating activities of $12.7 million in the same period last year.
●	Free Cash Flow* of ($6.3) million, compared to $11.6 million in the same period last year.
●	Total debt increased by $11.5 million and $3.5 million during the thirteen and thirty-nine weeks ended September 29, 2024, respectively.
●	Net Debt* increased by $7.0 million and decreased by $0.3 million during the thirteen and thirty-nine weeks ended September 29, 2024, respectively.

Tiffany Smith, CFO of Lulus, said:

“Our focus through Q4 is on generating additional liquidity, maintaining healthy inventory turns, and accelerating a reset of our shoes and separates assortments. Amid ongoing macro uncertainties and consumer pressures, we are taking a disciplined approach to cost management to ensure we maintain a healthy financial position. Our fourth quarter and full- year net revenue outlook contemplates continued momentum in our special occasion and eventwear categories, balanced by a targeted product assortment reset in underperforming casual categories, the latter of which tempers our Q4 sales expectations. Continued macroeconomic pressures and our product assortment reset introduce some uncertainty in Q4 margin and profitability expectations; therefore, we are not issuing a fourth quarter Adjusted EBITDA outlook at this time. Our confidence remains high in achieving our long-term sales and profitability targets.”

Updated Financial Outlook:

●	Fourth quarter 2024 net revenue is expected to be between approximately $67.5 million and $70.0 million, compared to $75 million in the same period last year. Full year 2024 net revenue is expected to be between approximately $317.5 million and $320 million, compared to $355.2 million in fiscal year 2023.
●	The full-year 2024 capital expenditure plan has been reduced to approximately $3.2 million, a reduction of $0.3 million relative to our previous estimate.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, and shipping costs and the intended impact of cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, the presidential election, as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29,	October 1,	September 29,	October 1,
	2024	2023	2024	2023
Net revenue	$80,515	$83,118	$249,740	$280,216
Cost of revenue	49,866	49,593	144,562	161,334
Gross profit	30,649	33,525	105,178	118,882
Selling and marketing expenses	17,624	16,825	60,231	60,984
General and administrative expenses	19,869	21,575	62,416	70,319
Loss from operations	(6,844)	(4,875)	(17,469)	(12,421)
Interest expense	(305)	(442)	(958)	(1,391)
Other income, net	281	270	779	716
Loss before benefit (provision) for income taxes	(6,868)	(5,047)	(17,648)	(13,096)
Income tax benefit (provision)	(11)	1,158	(5,763)	992
Net loss and comprehensive loss	$(6,879)	$(3,889)	$(23,411)	$(12,104)

Basic loss per share	$(0.16)	$(0.10)	$(0.57)	$(0.31)
Diluted loss per share	$(0.16)	$(0.10)	$(0.57)	$(0.31)
Basic weighted-average shares outstanding	41,702,122	40,103,152	41,358,919	39,672,938
Diluted weighted-average shares outstanding	41,702,122	40,103,152	41,358,919	39,672,938

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 29,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$6,308	$2,506
Accounts receivable	4,467	3,542
Inventory, net	38,477	35,472
Assets for recovery	4,852	3,111
Income tax refund receivable	2,562	2,510
Prepaids and other current assets	8,655	5,379
Total current assets	65,321	52,520
Property and equipment, net	4,376	4,712
Goodwill	35,430	35,430
Tradename	18,509	18,509
Intangible assets, net	2,850	3,263
Lease right-of-use assets	25,508	29,516
Other noncurrent assets	1,539	5,495
Total assets	$153,533	$149,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,371	$8,900
Accrued expenses and other current liabilities	26,621	18,343
Returns reserve	15,308	7,854
Stored-value card liability	16,042	13,142
Revolving line of credit	11,500	8,000
Lease liabilities, current	5,793	5,648
Total current liabilities	86,635	61,887
Lease liabilities, noncurrent	21,020	25,427
Other noncurrent liabilities	2,109	1,179
Total liabilities	109,764	88,493

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; and 41,912,709 and 40,618,206 shares issued and outstanding as of September 29, 2024 and December 31, 2023, respectively	42	41
Additional paid-in capital	260,619	254,116
Accumulated deficit	(216,616)	(193,205)
Treasury stock, at cost, 178,143 shares and zero shares as of September 29, 2024 and December 31, 2023, respectively	(276)	—
Total stockholders' equity	43,769	60,952
Total liabilities and stockholders' equity	$153,533	$149,445

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Thirty-Nine Weeks Ended
	September 29,	October 1,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(23,411)	$(12,104)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,102	3,546
Noncash lease expense	2,958	2,699
Amortization of debt discount and debt issuance costs	137	117
Loss on disposal of property and equipment	6	—
Equity-based compensation expense	6,150	13,366
Deferred income taxes	3,802	(2,281)
Changes in operating assets and liabilities:
Accounts receivable	(925)	470
Inventories	(3,005)	1,696
Assets for recovery	(1,741)	(1,853)
Income taxes (receivable) payable	(52)	2,243
Prepaid and other current assets	(3,276)	527
Accounts payable	2,512	3,620
Accrued expenses and other current liabilities	19,183	11,636
Operating lease liabilities	(2,931)	(2,464)
Other noncurrent liabilities	1,624	(118)
Net cash provided by operating activities	5,133	21,100
Cash Flows from Investing Activities
Capitalized software development costs	(1,144)	(1,550)
Purchases of property and equipment	(1,271)	(1,393)
Other	—	(66)
Net cash used in investing activities	(2,415)	(3,009)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	31,500	10,000
Repayments on revolving line of credit	(28,000)	(24,000)
Proceeds from issuance of common stock under Employee Stock Purchase Plan (ESPP)	239	487
Principal payments on finance lease obligations	(1,374)	(726)
Withholding tax payments related to vesting of RSUs and 2023 Bonus Plan	(1,005)	(1,199)
Repurchase of common stock	(276)	—
Other	—	(6)
Net cash provided by (used in) financing activities	1,084	(15,444)
Net decrease in cash and cash equivalents	3,802	2,647
Cash and cash equivalents at beginning of period	2,506	10,219
Cash, cash equivalents and restricted cash at end of period	$6,308	$12,866

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Wednesday, November 13, 2024, to discuss its third quarter 2024 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13749307.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for all of life’s fashionable moments. Our aim is to make every woman feel beautiful, celebrated and as if she’s the most special version of herself for every occasion – from work desk to dream date or cozied up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our opportunities for growth in the coming quarters, the long-term growth trajectory of our business, our efforts to secure alternative debt financing, the intended impact of cost-reduction measures and our financial outlook for the fourth fiscal quarter ending December 29, 2024 and full year 2024. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the quarter ended September 29, 2024, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash (Debt) and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation and other non-routine expenses. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation and other non-routine expenses, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on de-duplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define Average Order Value (“AOV”) as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used for capitalized software development costs and purchases of property and equipment.  We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Cash (Debt)

Net Cash (Debt) is defined as total debt, which currently consists of the revolving line of credit, less cash and cash equivalents.  We consider Net Cash (Debt) to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023

	(In thousands, except Average Order Value and percentages)
Gross Margin	38.1%	40.3%	42.1%	42.4%
Net loss	$(6,879)	$(3,889)	$(23,411)	$(12,104)
Adjusted EBITDA	$(3,572)	$972	$(6,438)	$5,207
Adjusted EBITDA Margin	(4.4)%	1.2%	(2.6)%	1.9%
Average Order Value	$131	$133	$139	$133
Active Customers	2,670	2,960	2,670	2,960

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Cash (Debt) from total debt as of September 29, 2024, June 30, 2024 and December 31, 2023 is as follows:

	As of
	September 29, 2024	June 30, 2024	December 31, 2023

	(In thousands)
Total debt (1)	$(11,500)	$—	$(8,000)
Cash and cash equivalents	6,308	1,781	2,506
Net Cash (Debt)	$(5,192)	$1,781	$(5,494)
(1)	Consists of the revolving line of credit

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen and thirty-nine weeks ended September 29, 2024 and October 1, 2023 is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023

	(In thousands, except percentages)
Net loss	$(6,879)	$(3,889)	$(23,411)	$(12,104)
Excluding:
Depreciation and amortization	1,392	1,240	4,102	3,546
Interest expense	305	442	958	1,391
Income tax benefit (provision)	11	(1,158)	5,763	(992)
Equity-based compensation expense (1)	2,022	4,337	6,150	13,366
Reversal of other non-routine expense (2)	(423)	—	—	—
Adjusted EBITDA	$(3,572)	$972	$(6,438)	$5,207
Net loss margin	(8.5)%	(4.7)%	(9.4)%	(4.3)%
Adjusted EBITDA margin	(4.4)%	1.2%	(2.6)%	1.9%

(1)

The thirteen weeks ended September 29, 2024 include equity-based compensation expense for restricted stock units (“RSUs”) granted during the period and prior periods, performance stock units (“PSUs”) and equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period. The thirty-nine weeks ended September 29, 2024 include equity-based compensation expense for RSUs and PSUs granted during the period and prior periods, equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period.  The thirteen weeks ended October 1, 2023 include equity-based compensation expense for RSUs granted during the period, as well as equity-based awards granted in prior periods. The thirty-nine weeks ended October 1, 2023 include equity-based compensation expense for PSUs and RSUs granted during the period, accelerated expense in the period associated with the voluntary forfeiture of stock options, and equity-based awards granted in prior periods.

(2)	The thirteen and thirty-nine weeks ended September 29, 2024 include adjustments to previously accrued non-routine expenses related to a legal accrual net of insurance.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by operating activities for the thirteen and thirty-nine weeks ended September 29, 2024 and October 1, 2023 is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net cash provided by (used in) operating activities	$(5,504)	$12,749	$5,133	$21,100
Capitalized software development costs	(406)	(524)	(1,144)	(1,550)
Purchases of property and equipment	(386)	(667)	(1,271)	(1,393)
Free Cash Flow	$(6,296)	$11,558	$2,718	$18,157

Contact

Abbygail Reyes

Vice President, Communications

investors@lulus.com